Exhibit 99.1

Ziff Davis Announces Definitive Agreement to Sell Connectivity Division to Accenture

Transaction will unlock significant Ziff Davis shareholder value while securing a world-class owner who will continue to pursue the Connectivity business’ global opportunities

NEW YORK, NY — March 3, 2026 — Ziff Davis, Inc. (NASDAQ: ZD) (“Ziff Davis” or “the Company”) announced that it has entered into a definitive agreement to sell its Connectivity division (“Connectivity”) to Accenture for $1.2 billion in cash.

Ziff Davis’ Connectivity brands are globally recognized in fixed broadband, mobile, and Wi-Fi network design, intelligence, insights, testing, and incident detection. These brands, including Ookla, Speedtest, Ekahau, Downdetector, and RootMetrics, empower organizations to optimize networks, elevate digital experiences, and ensure faster, more reliable connectivity.

“This is a transformative deal for Ziff Davis, representing a significant realization of value for our shareholders and a concrete illustration of the quality of the businesses in our portfolio,” said Vivek Shah, CEO of Ziff Davis. “I would like to thank our colleagues at Connectivity for building a terrific business that delivers best-in-class network intelligence and optimization solutions to service providers, enterprises, and regulators all around the world. The Connectivity team is thrilled at the prospect of joining Accenture, a leading global solutions and services company.”

The sale price is subject to certain closing adjustments and the proceeds will be subject to applicable taxes. The transaction is currently expected to close in the coming months, subject to the satisfaction of certain closing conditions and receipt of required regulatory approvals. Evercore Group L.L.C. and Citi served as Ziff Davis’ financial advisors, and Kirkland & Ellis LLP acted as legal counsel to the Company for this transaction.

Ziff Davis plans to utilize the proceeds of the transaction for general corporate purposes and to fund its robust capital allocation activities in accordance with the terms of the Company’s outstanding debt securities.

Ziff Davis will continue to own and operate the Connectivity division until the transaction is completed.

Connectivity generated $231 million in revenues in 2025, approximately 16% of total Ziff Davis revenues. The Company anticipates that the division’s financial results will be classified as discontinued operations within the Company’s consolidated financial statements for both current and prior periods beginning with the first quarter of fiscal year 2026.

Ziff Davis will host a conference call to discuss the transaction on Tuesday, March 3, 2026, at 4:30 PM ET. The call will be accessible by phone by dialing (844) 985-2014. Following the event, the audio recording will be archived and made available at www.ziffdavis.com.

ABOUT ZIFF DAVIS

Ziff Davis, Inc. (NASDAQ: ZD) is a vertically focused digital media and internet company whose portfolio includes leading brands in technology, shopping, gaming and entertainment, health and wellness, connectivity, cybersecurity, and martech. For more information, visit www.ziffdavis.com.

Forward-Looking Statements

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the proposed sale of the Connectivity division and the use of proceeds therefrom. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks, and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: whether and when the required regulatory approvals for the proposed sale of the Connectivity division will be obtained; whether and when the other closing conditions will be satisfied or waived and when the proposed sale of the Connectivity division will close, if at all; our ability to execute, and realize benefits from, the proposed sale of the Connectivity division; the Company’s ability to grow advertising, licensing, and subscription revenues, profitability, and cash flows, particularly in light of an uncertain U.S. or worldwide economy, including the possibility of economic downturn or recession; the Company’s ability to make interest and debt payments; the Company’s ability to identify, close, and successfully transition acquisitions; customer growth and retention; the Company’s ability to create compelling content; its reliance on third-party platforms; the threat of content piracy and developments related to artificial intelligence; increased competition and rapid technological changes; variability of the Company’s revenue based on changing conditions in particular industries and the economy generally; protection of the Company’s proprietary technology or infringement by the Company of intellectual property of others; the risk of losing critical third-party vendors or key personnel; the risks associated with fraudulent activity, system failure, or a security breach; risks related to the Company’s ability to adhere to its internal controls and procedures; the risk of adverse changes in the U.S. or international regulatory environments, including but not limited to the imposition or increase of taxes or regulatory-related fees; the risks related to supply chain disruptions, inflationary conditions, and rising interest rates; the risk of liability for legal and other claims; and the numerous other factors set forth in the Company’s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting the Company, refer to its most recent Annual Report on Form 10-K and the other reports filed by the Company from time-to-time with the SEC, each of which is available at www.sec.gov. The forward-looking statements included in this press release speak only as of the date of this press release, and the Company undertakes no obligation to revise or update these statements.

CONTACT:

Investor Relations

Ziff Davis, Inc.

investor@ziffdavis.com

Corporate Communications

Ziff Davis, Inc.

press@ziffdavis.com

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